Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 1,500,000 shares of common stock pertaining to the Triad Hospitals, Inc. Amended and Restated Long- Term Incentive Plan of our reports dated March 10, 2005, with respect to the consolidated financial statements of Triad Hospitals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Triad Hospitals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Triad Hospitals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 16, 2005

Dallas, Texas